Exhibit 99.1

MANDY GINSBERG TO JOIN JCPENNEY BOARD OF DIRECTORS

PLANO, Texas - (July 21, 2015) - J. C. Penney Company, Inc. (NYSE:JCP) today announced that Mandy Ginsberg, an accomplished leader with extensive online consumer acumen, has been elected to its board of directors. Ginsberg is the chief executive officer of The Princeton Review, a leading test preparation company that helps millions of students get into their dream schools, and Tutor.com, the world’s largest internet-based tutoring company that provides live, on-demand learning solutions for students and professionals.

“JCPenney is a leader in omnichannel retail, and understands the importance of adapting the shopping experience to cater to today’s digitally savvy customer,” said Thomas Engibous, chairman of the JCPenney board of directors. “Mandy’s strong industry expertise and vast knowledge of online customer engagement make her an ideal addition to the JCPenney board.”

Ginsberg added, “I am honored and excited to join the JCPenney board of directors. The Company has a strong legacy of e-commerce, and continues to discover new and unique ways of connecting customers with its stores and online presence - particularly among millennials, whose purchasing power is largely influenced by their use of various devices across multiple shopping channels. I am delighted to be part of the Company’s ongoing evolution.”

Prior to leading The Princeton Review and Tutor.com, Ginsberg held the position of chief executive officer for Match.com, a global online dating service that services 24 countries and territories across five continents and hosts sites in 15 different languages. While at Match.com, she previously held the role of senior vice president and general manager. Prior to that, Ginsberg was vice president and general manager of Chemistry.com, a premium offering from Match.com. During her career, she has also held positions related to consumer technology and marketing, including serving on the board of directors of Care.com from 2012 to 2014.

Ginsberg has a B.A. degree in English literature and Spanish literature from the University of California at Berkeley, and an MBA from The Wharton School of Business at the University of Pennsylvania.

Media Relations:
(972) 431-3400 or jcpnews@jcp.com

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcpenney.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home furnishing retailers, is dedicated to fitting the diversity of America with unparalleled style, quality and value. Across approximately 1,020 stores and at jcpenney.com, customers will discover a broad assortment of national, private and exclusive brands to fit all shapes, sizes, occasions and budgets. For more information, please visit jcpenney.com.
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